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                                 Exhibit 10.15


January 24, 2001



C. R. McCullar
President and CEO
Smith River Community Bank, N.A.
730 East Church Street, Suite 12
Martinsville, Virginia 24112

Dear Mr. McCullar:

This letter confirms the understanding and agreement between The Carson Medlin Company ("CMC") and Smith River BankShares, Inc. (the "Company"), whereby the Company has retained CMC to provide financial advisory services in connection with a proposed offering of common stock of the Company (the "Offering").

CMC will assist the Company in: (i) assessing the recent market in the United States for the issuance of securities by banking institutions; (ii) evaluating the potential present and future financial impact of the Offering on the
Company: (iii) establishing the issuance price of the Offering; and (iv) completing the prospectus, offering circular or similar document to be used in connection with the Offering. Additionally, CMC will be available to discuss its findings in connection with the Offering with the management and board of directors of the Company.

It is agreed that fees for CMC's services rendered in connection with the Offering will be $10,000, payable one half at the time of delivery by CMC of its final analysis to be prepared in connection with the Offering and the remaining balance ninety days thereafter. The Company will also reimburse CMC for all reasonable out-of-pocket expenses incurred in connection with rendering the services described in this letter, including without limitation, reasonable attorneys' fees and charges, if CMC deems it advisable to consult with counsel.

CMC's retention and authorization to advise the Company in connection with the Offering shall remain in effect for a period of one hundred eighty (180) days from the Company's execution of this letter. The engagement may be extended by the mutual agreement of the parties hereto.
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The Company acknowledges and agrees that in performing the services hereunder,
CMC will rely on data, material and other information furnished to CMC by the Company, and its agents, counsel, employees and representatives. The Company represents, warrants and covenants that such reliance upon such information provided by it is justified. CMC does not assume any responsibility for the accuracy and completeness of said information or any conclusions drawn from any such information which is incomplete or inaccurate. The Company represents, warrants and covenants that all such information provided by it to CMC will not contain any untrue statement of any material fact nor omit to state any material fact necessary to preclude said information from being false or misleading. The Company agrees that it will furnish CMC complete copies of all relevant documents and such other data, material and information as CMC may reasonably request from each party.

CMC shall keep confidential all material non-public information provided to it hereunder by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as CMC determines appropriate. CMC shall advise such persons that such information is confidential.

The obligations of CMC hereof are solely obligations of CMC and no officer, employee, agent, representative, affiliate or controlling person of CMC shall be subject to any personal liability whatsoever to any person in connection with this Agreement or the services to be performed hereunder. The Company understands and agrees that CMC's services rendered hereunder are advisory only and that all decisions in connection with or made as a result of those services are to be made consistent with the Company's own judgment.

The Company agrees to indemnify CMC and its affiliates in accordance with Schedule One, which is attached hereto and incorporated herein by reference.

The Company is not subject to any agreements with any regulatory agencies which in any way purport to restrict the activities of, be binding upon or otherwise impose any liability upon any "institution affiliated party" as such term is defined in the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), Section 901. This Agreement is not intended to, and shall not confer any rights upon any shareholder, depositor or creditor of the Company, whether as third party beneficiaries or otherwise against any party hereto or their respective directors, officers, agents, employees, representatives, affiliates or controlling persons.

This Agreement has been duly authorized and approved by the Company, and from the time of its execution, will be maintained continuously as an official record of the Company. This Agreement constitutes our complete understanding and agreement and may not be amended or modified except in writing. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.
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If you are in agreement with the terms as outlined above, please execute and return one copy of this letter to us, whereupon this letter shall constitute a binding agreement among us as of the date first above written.

Sincerely,

THE CARSON MEDLIN COMPANY



By:_______________________________
   W. Gray Medlin, Chairman


Date:________________________



Understood, agreed and accepted by the undersigned thereunto duly authorized:


SMITH RIVER BANKSHARES, INC.



By:__________________________



Its:_________________________



Date:________________________
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Schedule One-Indemnification

The Company agrees to indemnify and hold harmless CMC and its affiliates, the respective directors, officers, agents, and employees of CMC and its affiliates and each other person, if any, controlling CMC or any of its affiliates, to the full extent lawful, from and against any losses, claims, damages or liabilities (or actions, including shareholder actions, in respect thereof) (collectively, "Losses") arising out of such engagement or CMC's role in connection therewith. The Company will reimburse CMC and any other party entitled to be indemnified hereunder for all expenses reasonably incurred (including the reasonable fees of one counsel representing all such parties) as they are incurred by CMC or any such other indemnified party in connection with investigating, preparing or defending any such action or claim. If a claim for indemnification hereunder is to be made by any party entitled to be indemnified hereunder, such party shall give written notice to the Company of the commencement of such action or the assertion of such claim within 30 days after such indemnified party learns of the commencement or assertion. The Company shall not be responsible for any Losses unless such notice is provided as set forth in the immediately preceding sentence. In addition, the Company will not be responsible for any Losses to the extent that the same are finally judicially determined to have resulted from CMC's bad faith or negligence, and such indemnified party which receives reimbursement for any Losses or other expenses hereunder, as a condition to the Company's obligation to so reimburse such indemnified party shall agree in writing to reimburse the Company for the full amount of such Losses in the event that such Losses are finally judicially determined to have resulted from CMC's or such indemnified party's bad faith or negligence. The Company also agrees that neither CMC, nor any of its affiliates, nor any officer, directors, employee or agent of CMC or any of its affiliates, nor any person controlling CMC or any of its affiliates, shall have any liability to the Company for or in connection with such engagement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that is judicially determined to have resulted from CMC's bad faith or negligence. The foregoing agreement shall be in addition to any rights that CMC and the Company or any indemnified party may have at common law, including, but not limited to, any right to contribution.